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                                                                    EXHIBIT 21.1



                              SCHUFF STEEL COMPANY
                              LIST OF SUBSIDIARIES


     NAME OF ENTITY                     JURISDICTION OR ORGANIZATION

1.   B&K Steel Fabrications, Inc.                 Arizona

2.   Addison Structural Services, Inc.            Florida

3.   Addison Steel, Inc.                          Florida

4.   Quincy Joist Company                         Florida

5.   Six Industries, Inc.                         Texas

6.   Aitken, Inc.                                 Texas